Exhibit 4.30

AMENDMENT AGREEMENT

This Amendment Agreement is entered into as of August 14, 2007 by and among Ener1, Inc. (the “Company”), Cofis Compagnie Fiduciaire S.A. (“Cofis”) and Ener1 Group, Inc. (“Ener1 Group” and together with Cofis, the “Investors”).

WHEREAS, the Investors currently own all of the outstanding shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Stock”);

WHEREAS, the consent of the holders of the Series B Stock is required for any amendment to the terms of the Series B Stock; and

WHEREAS, the Investors and the Company desire that the Certificate of Designations of Series B Preferred Stock of the Company (the “Certificate of Designations”) be amended to provide that (a) the Series B Stock may be converted at the option of the holder thereof into shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and (b) the Company may elect to cause the conversion of the Series B Stock into Common Stock as of 11:59 p.m. on December 31, 2007.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investors and the Company agree as follows:

1. Approval of Amendment of Certificate of Designations. The Investors hereby consent to the amendment of the Certificate of Designations to replace Section 6 thereof in its entirety with the following:

“6 Conversion

(a) Subject to Sections 6(h) and (i) below, the holder of any share or shares of Series B Preferred Stock shall have the right, at its option, exercisable at any time, to convert any such shares of Series B Preferred Stock and any portion of any accrued and unpaid dividends on such Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock of the Corporation as is obtained by (i) multiplying the number of shares of Series B Preferred Stock so to be converted by the Liquidation Value, and (ii) dividing the result by $0.40 (the “Conversion Price”). Such rights of conversion shall be exercised by the holder thereof by giving written notice to the Corporation (the “Conversion Notice”) that the holder elects to convert a stated number of shares of Series B Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series B Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(b) The Corporation may elect at any time prior to December 31, 2007, by giving written notice thereof to the holders of Series B Preferred Stock, that each share of Series B Preferred Stock outstanding as of 11:59 p.m. on December 31, 2007, as well as all accrued and unpaid dividends on such Series B Preferred Stock, shall automatically be converted (an “Automatic Conversion”) as of 11:59 p.m. on December 31, 2007, without the requirement for any action by a holder of Series B Preferred Stock or the Corporation, into shares of Common Stock at the Conversion Price. Notwithstanding the Corporation’s election to cause an Automatic Conversion, if a holder of Series B Preferred Stock delivers a Conversion Notice to the Corporation before December 31, 2007, the shares of Series B Preferred Stock subject to such Conversion Notice shall be converted in accordance with such Conversion Notice.

(c) Promptly after the delivery of a Conversion Notice and surrender of the certificate or certificates for the shares of Series B Preferred Stock to be converted (or, if any such certificate has been lost or destroyed, delivery to the Corporation of evidence of such loss or destruction and indemnity or security reasonably satisfactory to it), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected on the date on which such Conversion Notice shall have been delivered to the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid (or, with respect to a lost or destroyed certificate, such evidence and indemnity or security shall have been delivered) (the “Conversion Date”), and at such time the rights of the holder of such shares of Series B Preferred Stock shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. In the event of an Automatic Conversion, the Conversion Date shall be December 31, 2007.

(d) In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered for conversion pursuant hereto exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

(e) No fractional shares shall be issued upon conversion of Series B Preferred Stock and/or any accrued and unpaid dividends thereon into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this paragraph, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series B Preferred Stock for conversion an amount in cash equal to the market price of such fractional share on the date such conversion is effected as determined in good faith by the Board of Directors of the Corporation.

(f) In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(g) If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other similar transaction (any such transaction being referred to herein as an “Organic Change”) shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in any case of a reorganization or reclassification only, appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(h) Notwithstanding anything herein to the contrary, a holder of Series B Preferred Stock shall not be entitled to submit a Conversion Notice and elect to convert shares of Series B Preferred Stock into Common Stock unless the holder has elected to convert either (a) all of the shares of Series B Preferred Stock then held by such holder or (b) a number of shares of Series B Preferred Stock with an aggregate Liquidation Value of $3,000,000 or more.

(i) In no event shall a holder of Series B Preferred Stock be permitted to convert any shares of Series B Preferred Stock if, upon such conversion, (x) the number of shares of Common Stock to be issued pursuant to such conversion plus (y) the number of shares of Common Stock beneficially owned by such holder would exceed 4.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of the Corporation and the holders of Series B Preferred Stock that no holder of Series B Preferred Stock shall be deemed at any time to have the power to vote or dispose of greater than 4.99% of the number of shares of Common Stock issued and outstanding at any time. As used herein, “beneficial ownership” shall be determined in accordance with Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended. To the extent that the limitation contained in this Section 6(i) applies (and without limiting any rights the Corporation may otherwise have), the Corporation may rely on a holder’s determination of whether shares of Series B Preferred Stock are convertible pursuant to the terms hereof and the Corporation shall have no obligation whatsoever to verify or confirm the accuracy of such determination. The holders of Common Stock are to be deemed third-party beneficiaries of the limitation imposed hereby and, accordingly, this Section 6(i) may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding; provided, however, that (i) each holder of Series B Preferred Stock shall have the right, upon sixty (60) days’ prior written notice to the Corporation, to waive the provisions of this Section 6(i) as to all or any part of the Series B Preferred Stock held by such holder and (ii) the provisions of this Section 6(i) shall cease to apply in the event of an Automatic Conversion, in either such case without obtaining such consent.”

2. Agreement to Amend Warrants.

(a) The Company and Cofis agree that subject to Section 2(f) below at the time(s) described in Section 2(d), (i) the warrants issued by the Company to Cofis to purchase 4,166,000 shares of Common Stock with an exercise price of $1.25 per share (the “Original $1.25 Warrants”) shall be amended to enable the holder thereof to purchase 18,371,507 shares of Common Stock at an exercise price of $0.40 per share and (ii) the terms of the warrants issued by the Company to Cofis to purchase 4,166,000 shares of Common Stock with an exercise price of $1.50 per share (the “Original $1.50 Warrants” and, together with the Original $1.25 Warrants, the “Original Warrants”) shall be amended to enable the holder thereof to purchase 18,371,507 shares at an exercise price of $0.40 per share. The term of the warrants shall also be extended to the date that is five years from the date of the amendment.

(b) The Company and Ener1 Group agree that subject to Section 2(f) below at the time(s) described in Section 2(d), (i) the Original $1.25 Warrants currently held by Ener1 Group to purchase 69,445 shares of Common Stock shall be amended to enable the holder thereof to purchase 306,192 shares of Common Stock at an exercise price of $0.40 per share and (ii) the Original $1.50 Warrants currently held by Ener1 Group to purchase 69,445 shares of Common Stock shall be amended to enable the holder thereof to purchase 306,192 shares at an exercise price of $0.40 per share. The term of the warrants shall also be extended to the date that is five years from the date of the amendment.

(c) It is expressly understood and acknowledged that the amendments to the Original Warrants shall be effected in accordance with the terms of this Agreement regardless of whether such warrants are held by an Investor or by a transferee of such Investor.

(d) The Original Warrants shall be amended pursuant to Sections 2(a) and 2(b) when shares of Series B Preferred Stock currently held by Cofis or Ener1 Group, as applicable, are converted into Common Stock (including pursuant to an Automatic Conversion) on a pro rata basis. For purposes of illustrating the intent of the foregoing sentence, when 50% of the Series B Preferred Stock currently held by an Investor has been converted into Common Stock, 50% of the Original $1.25 Warrants and 50% of the Original $1.50 Warrants held by such Investor (or by a subsequent holder of such Warrants) shall have been amended, and when all of the Series B Preferred Stock currently held by an Investor has been converted into Common Stock, all of the Original Warrants held by such Investor (or by a subsequent holder of such Warrants) shall be amended.

(e) In order to amend the Original Warrants as described in Sections 2(a), 2(b) and 2(c), the holder of such Warrants must surrender a certificate or certificates for the Original Warrants to be amended (or, if any such certificate has been lost or destroyed, must deliver to the Company evidence of such loss or destruction and indemnity or security reasonably satisfactory to it) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to such holder) at any time during its usual business hours on or prior to a Conversion Date; provided, however, that the failure by a holder of the Original Warrants to surrender any such certificate on or prior to a Conversion Date shall not impair its right to have the Original Warrants amended on such date as such holder surrenders such certificate (or, with respect to a lost or destroyed certificate, delivers such evidence and indemnity or security). Upon receipt of a certificate for an Original Warrant (or such evidence and indemnity or security), the Company shall issue a new warrant to the holder (each, a “New Warrant” and, together with the Original Warrants, the “Warrants”) with the amended exercise price and number of shares into which it is exercisable as provided herein.

(f) In no event shall a holder of any New Warrants be permitted to exercise any of such New Warrants if, upon such exercise, (x) the number of shares of Common Stock to be issued pursuant to such exercise plus (y) the number of shares of Common Stock beneficially owned by such holder would exceed 4.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of the Company and the holders of the New Warrants that no holder of any New Warrants be deemed at any time to have the power to vote or dispose of greater than 4.99% of the number of shares of Common Stock issued and outstanding at any time. To the extent that the limitation contained in this Section 2(f) applies, the Company may rely on a holder’s determination of whether the New Warrants are exercisable pursuant to the terms hereof and the Company shall have no obligation whatsoever to verify or confirm the accuracy of such determination; provided, however, that each holder of the New Warrants shall have the right, upon sixty (60) days’ prior written notice to the Company, to waive the provisions of this Section 2(f) as to all or any part of the New Warrants held by such holder.”

3.       Additional Warrants. In the event that any Triggering Event (as defined below) occurs, the Company shall issue to the Investors (pro rata in proportion to the amount of Series B Stock held by each investor), on or before December 7, 2007, warrants to purchase an aggregate of 15,362,100 shares of Common Stock (the “Additional Warrants”).  The Additional Warrants will have an exercise price of $0.001 per share, will expire at 5:00 p.m. (New York time) on January 1, 2008, will be exercisable on any date prior to the date of their expiration, and will have all other terms identical to the terms of the Original Warrants (as amended pursuant hereto). “Triggering Event” means the occurrence of either or both of the following events prior to December 1, 2007: (i) the Company fails to sell, in one or more transactions to one or more non-affiliates, Common Stock (or Common Stock Equivalents) with gross proceeds of at least $10 million dollars at a price per share equal to at least $0.40 and warrant coverage (if any) not greater than 60% of the aggregate investment amount exercisable and with an exercise price of not less than $0.40 per share; provided, however, that, with respect to sales of Common Stock Equivalents, the cost of capital to the Company must be the same as or less than the cost of capital to the Company that applies to the sale by the Company of Common Stock at $.40 or greater (it being agreed that, in the event of a dispute between the parties as to the cost of capital with respect to a particular transaction, such cost will be determined by an internationally-recognized investment bank selected by and reasonably acceptable to the parties); or (ii) the volume weighted average price of the Common Stock (“VWAP”) on the principal market or exchange on which the Common Stock is then listed on any Trading Day following the date of this Agreement is less than $0.30 and, during the period of either (a) ten (10) consecutive Trading Days immediately following such Trading Day, or (b) fifteen Trading Days (whether or not consecutive) following such Trading Day but prior to December 1, 2007, the daily VWAP on each such day is less than $0.33; provided, however, that any Trading Day that occurs during the period of five (5) Trading Days immediately following the public announcement of this Agreement by the Company shall not be included in the foregoing calculations. The share prices expressed in this paragraph 3 shall be adjusted accordingly in the event of a stock split, stock dividend or similar event. “Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock. “Trading Day” means any day on which the Common Stock is purchased and sold on the principal market on which the Common Stock is then listed.

4. Consents. Notwithstanding anything to the contrary herein, the Company shall not be obligated to amend the Certificate of Designations as set forth in Section 1 above, or amend the terms of the Original Warrants as set forth in Section 2 above, until such time as such actions would not constitute or cause a default under or breach of any agreement to which the Company is a party, or to which Ener1 Group is a party. Ener1 Group shall notify the Company when Ener1 Group has obtained all consents required such that the actions described in the preceding sentence would not cause a default under or breach of any agreement to which Ener1 Group is a party.

5. Legends. The New Warrants and the shares of Common Stock issued upon conversion of Series B Preferred Stock shall be stamped or imprinted with a legend in substantially the following form on the face thereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

6. Transfers.

(a) Each Investor agrees not to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) (collectively, “Transfer”) any of the shares of Series B Preferred Stock or Original Warrants held by such Investor unless the transferee agrees, in a writing satisfactory to the Company, to be bound by the provisions of this Agreement applicable to an Investor.

(b) Each Investor agrees that for a period of six (6) months after any Conversion Date as of which shares of Series B Preferred Stock held by such Investor are converted into Common Stock, such Investor will not Transfer any of the shares of Common Stock into which shares of Series B Preferred Stock were converted as of such Conversion Date with the exception of gratuitous transfers and transfers to non-U.S. persons outside the U.S. who agree to be bound by such six month limitation.

7. Representations and Warranties. Each Investor hereby represents and warrants to the Company as follows: The Investor has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes its legal, valid and binding obligation, enforceable against the investor in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity.

8. Further Assurances. Each of the Company and the Investors shall use their commercially reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all consents and approvals which are necessary to the consummation of the transactions contemplated by this Agreement.

9. Expenses. Each party to this Agreement shall bear its own fees and expenses in connection with the transactions contemplated by this Agreement.

10. Binding Agreement. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

11. Governing Law. The laws of the State of Florida shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

12. Descriptive Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ENER1, INC.

By:
Name:
Title:

ENER1 GROUP, INC.

By:
Name:
Title:

COFIS COMPAGNIE FIDUCIAIRE S.A.

By:
Name:
Title: